EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Second Quarter 2020 Results

ENGLEWOOD CLIFFS, N.J., July 30, 2020 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income of $14.8 million for the second quarter of 2020 compared with $6.0 million for the first quarter of 2020 and $19.3 million for the second quarter of 2019.  Diluted earnings per share were $0.37 in the second quarter of 2020 compared with $0.15 in the first quarter of 2020 and $0.54 in the second quarter of 2019. The increase in net income and diluted earnings per share from the first quarter of 2020 was due to an increase in net interest income, an increase in noninterest income, a decrease in noninterest expenses, and a decrease in provision for loan losses.  Included in net income were merger and restructuring expenses of $5.1 million for the second quarter of 2020, $9.5 million for the first quarter of 2020 and $0.3 million for the second quarter of 2019.  On a pre-tax, pre-provision and pre-merger charges basis, earnings were $37.5 million for the second quarter of 2020, $32.6 million for the first quarter of 2020, and $26.2 million for the second quarter of 2019.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “We continue to execute on our priorities of using our full range of banking expertise to support our clients, ensuring the safety and well-being of our employees and maintaining a strong financial position. During the quarter, ConnectOne performed well.  We reported earnings of $0.37 per share, despite an additional $14 million of reserves due to the uncertainty regarding the pandemic, matching our reserves from the first quarter of 2020 and bringing our total reserves for the total portfolio to approximately 1.08%. Tangible book value per share increased to $16.28. Additionally, we had strong pre-tax operating revenue which was in excess of 1.95% of total average assets, placing us among the strongest in the industry.”

“Operationally, our teams continue to offer essential banking services virtually and, as a technology-forward bank, the investments we’ve made in financial technology and in our infrastructure over the past few years is playing a critical role in positioning ConnectOne’s virtual bank model. Further, we’ve continued to be a resource to the communities we serve by actively participating in the SBA’s Paycheck Protection Program (the “PPP”), funding over $470 million of PPP loans. Additionally, our FinTech subsidiary BoeFly – which connects small- to mid-sized businesses to a network of financial lenders – has significantly increased its relationships with borrowers and banking partners and has participated in the PPP programs in a meaningful way.  We’re operating our Bank efficiently and effectively and I’m proud of the continued resiliency of the ConnectOne team.”

Mr. Sorrentino added, “Looking ahead, while the nation and the banking industry face considerable uncertainty about the length of the pandemic, we have reason to be optimistic.  ConnectOne has always been a commercial real estate lender with low loss history, we have low exposure to hot button industries and our C&I portfolio has focused on lending in low-risk industries. We’re operating ConnectOne in a disciplined manner, our capital levels are solid, our portfolio is underwritten with low LTVs and reasonable cap rates, and we’re confident that together we will all get through this.  When we come out on the other side, we expect to get back to executing prudent growth trends and strong metrics, as we focused on in the past.”

Dividend Declaration

The Company announced that its Board of Directors declared a cash dividend on its common stock of $0.09 per share. The dividend will be paid on September 1, 2020, to all shareholders of record on August 17, 2020.

Operating Results

Fully taxable equivalent net interest income for the second quarter of 2020 was $61.3 million, an increase of $5.5 million, or 9.8%, from the first quarter of 2020, and an increase of $15.2 million from the second quarter of 2019.  The increase from the first quarter of 2020 resulted primarily from an 8.8% increase in average interest-earning assets, largely due to PPP loan originations, and a 3 basis-point widening of the net interest margin to 3.44% from 3.41%.  Included in net interest income were purchase accounting adjustments of $3.1 million for the second quarter of 2020 and $3.5 million for the first quarter of 2020.  Excluding these purchase accounting adjustments, the adjusted net interest margin was 3.27% for the second quarter of 2020 and 3.20% for the first quarter of 2020.  The widening of the adjusted net interest margin resulted primarily from the favorable impact the Fed’s first quarter interest rate reductions had on our funding costs, which more than offset declines in our interest-earning asset yields.  Included in interest income in the second quarter of 2020 was PPP fee income of approximately $3.7 million. The remaining $11.4 million in unamortized fees are expected to be realized over the next two to three quarters. The benefit to the second quarter 2020 net interest margin attributable to the PPP was offset by additional liquidity on the Bank’s balance sheet.

Noninterest income totaled $4.6 million in the second quarter of 2020, $2.9 million in the first quarter of 2020 and $1.9 million in the second quarter of 2019.  The increase in noninterest income of $1.8 million from the first quarter of 2020 was primarily attributed to increases deposit, loan and other income of $1.9 million, which includes loan referral fee income of $2.3 million generated by BoeFly as a result of its participation in the PPP program, which was partially offset by decreases in other deposit and loan fees of $0.4 million.  Additional decreases were in net gains on sale of loans held-for-sale of $0.2 million and net gains on equity securities of $0.1 million, offset by increases in income on bank owned life insurance of $0.2 million.

Noninterest expenses totaled $33.1 million for the second quarter of 2020, $35.1 million for the first quarter of 2020 and $21.6 million for the second quarter of 2019.  Included in noninterest expenses were merger-related charges totaling $5.1 million, $9.5 million and $0.3 million, during the second quarter of 2020, first quarter of 2020 and second quarter of 2019, respectively.  Excluding merger-related charges, noninterest expenses increased by $2.4 million from the first quarter of 2020, primarily attributable to an additional $2.3 million in expenses related to the BoeFly acquisition.

Income tax expense was $2.5 million for the second quarter of 2020, $1.0 million for the first quarter of 2020 and $5.5 million for the second quarter of 2019.  The effective tax rates for the second quarter of 2020, first quarter of 2020 and second quarter of 2019 were 14.5%, 14.8% and 22.2%, respectively.

Asset Quality

In accordance with the accounting relief provisions of the CARES Act, the Company has postponed the adoption of the current expected credit losses (“CECL”) accounting standards as permitted under regulatory guidance. Management reached this decision due to the complexities of CECL loan loss forecasting exacerbated by the quickly changing economic environment resulting from the COVID-19 pandemic.

The provision for loan losses was $15.0 million for the second quarter of 2020, $16.0 million for the first quarter of 2020 and $1.1 million for the second quarter of 2019.  The elevated provision for loan losses for the first two quarters of 2020 was due to the continued economic uncertainties of the COVID-19 pandemic, including consideration of related payment deferrals requested and/or granted to date. The aggregate payment deferrals are expected to decrease by more than 50% to less than $450 million, as we will commence billing on more than $500 million of loans deferred during the second quarter of 2020.  We will continue to work with our borrowers, where necessary, to provide additional support and guidance during this unprecedented difficult operating environment. ConnectOne has relatively low exposure to perceived at-risk industries, such as energy and hospitality.  And, consistent with our extensive experience and low loss history in real estate lending, a large portion of our loan portfolio is well-secured and was underwritten with prudent loan-to-value ratios and cap rates.  Meanwhile, our well-managed commercial lending program, which has avoided higher risk industries, is virtually all borrower recourse.  Nevertheless, as the pandemic crisis persists, there remains potential for increased levels of impaired loans across all segments of the portfolio.

Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $64.6 million at June 30, 2020, $49.5 million at December 31, 2019 and $49.9 million at June 30, 2019. Included in nonperforming assets were taxi medallion loans totaling $23.0 million at June 30, 2020, $23.4 million at December 31, 2019 and $26.5 million at June 30, 2019.  Nonperforming assets (including taxi medallion loans) as a percentage of total assets were 0.85% at June 30, 2020, 0.80% at December 31, 2019 and 0.82% at June 30, 2019.  Excluding the taxi medallion loans, nonaccrual loans were $41.6 million at June 30, 2020, $26.1 million at December 31, 2019 and $23.4 million at June 30, 2019, representing a ratio of nonaccrual loans (excluding taxi medallion loans) to loans receivable of 0.66%, 0.51% and 0.46%, respectively.

During the second quarter of 2020, the Bank implemented a series of short-term loan modifications consisting primarily of payment deferrals as requested by borrowers due to the COVID-19 pandemic.  Regulatory agencies previously confirmed with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief, are not to be considered troubled debt restructurings. As of June 30, 2020, the Bank had 575 deferred loans totaling approximately $937 million.  The majority of these loans were initially deferred for 3-4 months.

The annualized net loan charge-off ratio was 0.03% for the second quarter of 2020, 0.08% for the fourth quarter of 2019 and 0.02% for the second quarter of 2019. The allowance for loan losses represented 1.08%, 0.75%, and 0.74% of loans receivable as of June 30, 2020, December 31, 2019 and June 30, 2019, respectively.  Excluding PPP loans, allowance for loan losses represented 1.17%, 0.75%, and 0.74% of loans receivable as of June 30, 2020, December 31, 2019 and June 30, 2019, respectively.  The allowance for loan losses currently excludes approximately $5 million of purchase accounting credit marks that are expected to be added to the allowance for loan losses once CECL is implemented, resulting in an additional 8 bps to the allowance for loan losses as a percent of loans ratio. The allowance for loan losses as a percentage of nonaccrual loans, excluding taxi medallion loans, was 165.4% as of June 30, 2020, 147.0% as of December 31, 2019 and 161.0% as of June 30, 2019.

Selected Balance Sheet Items

The Company’s total assets were $7.6 billion, an increase of $1.4 billion from December 31, 2019.  Loans receivable were $6.4 billion, an increase of $1.2 billion from December 31, 2019.  The increase in total assets and loans receivable were primarily attributable to the acquisition of Bancorp of NJ (“BNJ”) and the origination of PPP loans.  We originated over $470 million of PPP loans in the second quarter of 2020. We expect the level of PPP loans to decline significantly over the course of 2020 and into the first quarter of 2021 as the loans are forgiven and paid down by the SBA through the guarantee provisions the CARES Act.

The Company’s stockholders’ equity was $868 million at June 30, 2020, an increase of $137 million from December 31, 2019. The increase in stockholders’ equity was primarily attributable to the acquisition of BNJ, which increased capital by $118 million.  As of June 30, 2020, the Company’s tangible common equity ratio and tangible book value per share were 8.75% and $16.28, respectively.  As of December 31, 2019, the tangible common equity ratio and tangible book value per share were 9.38% and $16.06, respectively. Total goodwill and other intangible assets were approximately $221 million as of June 30, 2020 and $168 million and December 31, 2019.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends.  These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited.  They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP.  These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Second Quarter 2020 Results Conference Call

Management will host a conference call and audio webcast at 10:00 a.m. ET on July 30, 2020 to review the Company's financial performance and operating results.  The conference call dial-in number is 412-317-6026, access code 10146235. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, July 30, 2020 and ending on Thursday, August 6, 2020 by dialing 412-317-6671, access code 10146235. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., through its subsidiary, ConnectOne Bank offers a full suite of both commercial and consumer banking and lending products and services through its banking offices located across New York and New Jersey.   ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, as supplemented by the Company’s subsequent filings with the Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Emily Holtzman, MWWPR
631.742.9568; eholtzman@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	June 30,	December 31,	June 30,
	2020	2019	2019
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$62,764	$65,717	$51,950
Interest-bearing deposits with banks	286,597	135,766	133,700
Cash and cash equivalents	349,361	201,483	185,650

Securities available-for-sale	418,426	404,701	441,911
Equity securities	13,407	11,185	11,152

Loans held-for-sale	11,212	33,250	-

Loans receivable	6,363,267	5,113,527	5,090,492
Less: Allowance for loan losses	68,724	38,293	37,698
Net loans receivable	6,294,543	5,075,234	5,052,794

Investment in restricted stock, at cost	26,656	27,397	31,767
Bank premises and equipment, net	31,103	19,236	19,781
Accrued interest receivable	29,894	20,949	21,272
Bank owned life insurance	165,056	137,961	126,132
Leases	23,771	15,137	16,397
Goodwill	208,372	162,574	162,574
Core deposit intangibles	12,233	5,460	6,140
Other assets	33,150	59,465	33,496
Total assets	$7,617,184	$6,174,032	$6,109,066

LIABILITIES
Deposits:
Noninterest-bearing	$1,276,070	$861,728	$813,635
Interest-bearing	4,550,791	3,905,814	3,827,508
Total deposits	5,826,861	4,767,542	4,641,143
Borrowings	667,062	500,293	597,317
Leases	27,648	16,449	17,787
Subordinated debentures	202,476	128,885	128,720
Other liabilities	25,396	29,673	24,875
Total liabilities	6,749,443	5,442,842	5,409,842

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock	586,946	468,571	468,571
Additional paid-in capital	22,069	21,344	19,777
Retained earnings	288,688	271,782	235,649
Treasury stock	(30,271)	(29,360)	(21,892)
Accumulated other comprehensive income (loss)	309	(1,147)	(2,881)
Total stockholders' equity	867,741	731,190	699,224
Total liabilities and stockholders' equity	$7,617,184	$6,174,032	$6,109,066

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	06/30/20	06/30/19	06/30/20	06/30/19
Interest income
Interest and fees on loans	$75,797	$63,524	$148,733	$123,850
Interest and dividends on investment securities:
Taxable	1,712	2,573	3,778	5,515
Tax-exempt	647	1,081	1,460	2,208
Dividends	442	410	842	867
Interest on federal funds sold and other short-term investments	79	290	578	647
Total interest income	78,677	67,878	155,391	133,087
Interest expense
Deposits	13,597	16,596	30,809	31,947
Borrowings	4,290	5,752	8,511	10,658
Total interest expense	17,887	22,348	39,320	42,605

Net interest income	60,790	45,530	116,071	90,482
Provision for loan losses	15,000	1,100	31,000	5,600
Net interest income after provision for loan losses	45,790	44,430	85,071	84,882

Noninterest income
Income on bank owned life insurance	1,128	833	2,095	1,655
Net gains on sale of loans held-for-sale	237	46	630	65
Deposit, loan and other income	3,212	914	4,499	1,700
Net gains on equity securities	44	158	222	261
Net (losses) gains on sale of securities available-for-sale	-	(9)	29	(1)
Total noninterest income	4,621	1,942	7,475	3,680

Noninterest expenses
Salaries and employee benefits	14,500	11,822	29,063	23,805
Occupancy and equipment	3,156	2,357	6,627	4,852
FDIC insurance	1,093	825	1,949	1,580
Professional and consulting	1,673	1,370	3,247	2,579
Marketing and advertising	426	397	730	607
Data processing	1,586	1,139	3,059	2,294
Merger and restructuring expenses	5,146	331	14,640	7,893
Loss on extinguisment of debt	-	1,047	-	1,047
Amortization of core deposit intangible	652	364	1,304	728
Increase in value of acquisition price	2,333	-	2,333	-
Other expenses	2,498	1,938	5,169	4,267
Total noninterest expenses	33,063	21,590	68,121	49,652

Income before income tax expense	17,348	24,782	24,425	38,910
Income tax expense	2,516	5,501	3,563	7,994
Net income	$14,832	$19,281	$20,862	$30,916

Earnings per common share:
Basic	$0.37	$0.54	$0.53	$0.87
Diluted	0.37	0.54	0.52	0.87

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2020	2020	2019	2019	2019

Selected Financial Data	(dollars in thousands)
Total assets	$7,617,184	$7,279,327	$6,174,032	$6,161,269	$6,109,066
Loans receivable:
Commercial	$1,625,024	$1,203,818	$1,096,224	$1,079,071	$1,018,951
Commercial real estate	1,987,695	1,981,149	1,559,354	1,551,182	1,555,542
Multifamily	1,723,273	1,762,651	1,518,400	1,513,216	1,589,340
Commercial construction	673,893	676,836	620,969	647,261	602,213
Residential	366,315	387,400	320,019	322,307	326,661
Consumer	2,001	1,965	3,328	2,436	2,041
Gross loans	6,378,201	6,013,819	5,118,294	5,115,473	5,094,748
Unearned net origination fees	(14,934)	(4,509)	(4,767)	(5,002)	(4,256)
Loans receivable	6,363,267	6,009,310	5,113,527	5,110,471	5,090,492
Loans held-for-sale	11,212	32,425	33,250	33,245	-
Total loans	$6,374,479	$6,041,735	$5,146,777	$5,143,716	$5,090,492

Investment securities	$431,833	$460,101	$415,886	$437,080	$453,063
Goodwill and other intangible assets	220,605	221,263	168,034	168,374	168,714
Deposits:
Noninterest-bearing demand	$1,276,070	$979,778	$861,728	$828,190	$813,635
Time deposits	1,807,864	1,974,400	1,553,721	1,573,736	1,623,948
Other interest-bearing deposits	2,742,927	2,555,014	2,352,093	2,349,308	2,203,560
Total deposits	$5,826,861	$5,509,192	$4,767,542	$4,751,234	$4,641,143

Borrowings	$667,062	$726,856	$500,293	$512,456	$597,317
Subordinated debentures (net of debt issuance costs)	202,476	128,967	128,885	128,802	128,720
Total stockholders' equity	867,741	853,710	731,190	720,160	699,224

Quarterly Average Balances
Total assets	$7,684,403	$7,106,027	$6,084,607	$6,059,413	$6,001,669
Loans receivable:
Commercial	$1,539,749	$1,146,773	$1,085,640	$1,040,355	$1,024,617
Commercial real estate (including multifamily)	3,722,966	3,723,991	3,074,889	3,144,978	3,088,231
Commercial construction	675,698	663,036	642,476	617,106	571,130
Residential	374,283	390,655	318,413	325,188	322,517
Consumer	1,898	3,007	4,165	3,525	3,252
Gross loans	6,314,594	5,927,462	5,125,583	5,131,152	5,009,747
Unearned net origination fees	(13,420)	(4,648)	(5,031)	(4,778)	(4,463)
Loans receivable	6,301,174	5,922,814	5,120,552	5,126,374	5,005,284
Loans held-for-sale	31,329	33,655	33,163	991	225
Total loans	$6,332,503	$5,956,469	$5,153,715	$5,127,365	$5,005,509

Investment securities	$452,224	$458,642	$427,973	$448,618	$513,814
Goodwill and other intangible assets	221,039	221,075	168,257	168,598	164,709
Deposits:
Noninterest-bearing demand	$1,277,428	$955,358	$844,332	$810,247	$800,856
Time deposits	1,905,165	1,962,714	1,533,425	1,598,378	1,551,014
Other interest-bearing deposits	2,639,052	2,660,755	2,348,752	2,300,886	2,183,384
Total deposits	$5,821,645	$5,578,827	$4,726,509	$4,709,511	$4,535,254

Borrowings	$798,648	$477,121	$452,837	$467,230	$603,260
Subordinated debentures (net of debt issuance costs)	141,904	128,913	128,830	128,747	128,666
Total stockholders' equity	868,796	864,241	732,173	714,002	694,978

	Three Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2020	2020	2019	2019	2019

	(dollars in thousands, except for per share data)
Net interest income	$60,790	$55,281	$47,431	$48,406	$45,530
Provision for loan losses	15,000	16,000	500	2,000	1,100
Net interest income after provision for loan losses	45,790	39,281	46,931	46,406	44,430
Noninterest income
Income on bank owned life insurance	1,128	967	914	915	833
Net gains on sale of loans held-for-sale	237	393	169	278	46
Deposit, loan and other income	3,212	1,287	1,209	1,116	914
Net gains (losses) on equity securities	44	178	(46)	79	158
Net gains (losses) on sale of investment securities	-	29	-	(279)	(9)
Total noninterest income	4,621	2,854	2,246	2,109	1,942
Noninterest expenses
Salaries and employee benefits	14,500	14,563	12,881	12,449	11,822
Occupancy and equipment	3,156	3,471	2,380	2,480	2,357
FDIC insurance	1,093	856	795	(364)	825
Professional and consulting	1,673	1,574	1,428	1,499	1,370
Marketing and advertising	426	304	273	473	397
Data processing	1,586	1,473	1,151	1,058	1,139
Merger and restructuring expenses	5,146	9,494	871	191	331
Loss on extinguishment of debt	-	-	-	-	1,047
Amortization of core deposit intangible	652	652	340	340	364
Increase in value of acquisition price	2,333	-	-	-	-
Other expenses	2,498	2,671	2,078	2,253	1,938
Total noninterest expenses	33,063	35,058	22,197	20,379	21,590

Income before income tax expense	17,348	7,077	26,980	28,136	24,782
Income tax expense	2,516	1,047	6,197	6,440	5,501
Net income	$14,832	$6,030	$20,783	$21,696	$19,281

Weighted average diluted shares outstanding	39,611,712	39,510,810	35,245,285	35,262,565	35,397,362
Diluted EPS	$0.37	$0.15	$0.59	$0.61	$0.54

Reconciliation of GAAP Earnings to Pre-tax, Pre-provision and Pre-merger Charges Earnings
Net income	$14,832	$6,030	$20,783	$21,696	$19,281
Income tax expense	2,516	1,047	6,197	6,440	5,501
Merger and restructuring expenses	5,146	9,494	871	191	331
Provision for loan losses	15,000	16,000	500	2,000	1,100
Pre-tax, pre-provision and pre-merger charges earnings	$37,494	$32,571	$28,351	$30,327	$26,213

Return on Assets Measures
Average assets	$7,684,403	$7,106,027	$6,084,607	$6,059,413	$6,001,669
Return on avg. assets	0.78%	0.34%	1.36%	1.42%	1.29%

	Three Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2020	2020	2019	2019	2019

Return on Equity Measures	(dollars in thousands)
Average common equity	$868,796	$864,241	$732,173	$714,002	$694,978
Less: average intangible assets	(221,039)	(221,075)	(168,257)	(168,598)	(164,709)
Average tangible common equity	$647,757	$643,166	$563,916	$545,404	$530,269

Return on avg. common equity (GAAP)	6.87%	2.81%	11.26%	12.06%	11.13%
Return on avg. tangible common equity (non-GAAP) (1)	9.50	4.06	14.79	15.96	14.78

Efficiency Measures
Total noninterest expenses	$33,063	$35,058	$22,197	$20,379	$21,590
Amortization of core deposit intangibles	(652)	(652)	(340)	(340)	(364)
Merger and restructuring expenses	(5,146)	(9,494)	(871)	(191)	(331)
FDIC small bank assessment credit	-	-	-	1,310	-
Loss on extinguishment of debt	-	-	-	-	(1,047)
Foreclosed property expense	(5)	10	8	(90)	-
Operating noninterest expense	$27,260	$24,922	$20,994	$21,068	$19,848

Net interest income (tax equivalent basis)	$61,253	$55,781	$47,929	$48,918	$46,092
Noninterest income	4,621	2,854	2,246	2,109	1,942
Net (gains) losses on equity securities	(44)	(178)	46	(79)	(158)
Net losses (gains) on sales of securities	-	(29)	-	279	9
Operating revenue	$65,830	$58,428	$50,221	$51,227	$47,885

Operating efficiency ratio (non-GAAP) (2)	41.4%	42.7%	41.8%	41.1%	41.4%

Net Interest Margin
Average interest-earning assets	$7,164,545	$6,584,508	$5,663,538	$5,649,058	$5,607,086

Net interest income (tax equivalent basis)	$61,253	$55,781	$47,929	$48,918	$46,092
Impact of purchase accounting fair value marks	(3,073)	(3,457)	(1,455)	(1,566)	(1,742)
Adjusted net interest income (tax equivalent basis)	$58,180	$52,324	$46,474	$47,352	$44,350

Net interest margin (GAAP)	3.44%	3.41%	3.36%	3.44%	3.30%
Adjusted net interest margin (non-GAAP) (3)	3.27	3.20	3.26	3.33	3.17

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2) Operating noninterest expense divided by operating revenue.
(3) Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2020	2020	2019	2019	2019

Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Common equity	$867,741	$853,710	$731,190	$720,160	$699,224
Less: intangible assets	(220,605)	(221,263)	(168,034)	(168,374)	(168,714)
Tangible common equity	$647,136	$632,447	$563,156	$551,786	$530,510

Total assets	$7,617,184	$7,279,327	$6,174,032	$6,161,269	$6,109,066
Less: intangible assets	(220,605)	(221,263)	(168,034)	(168,374)	(168,714)
Tangible assets	$7,396,579	$7,058,064	$6,005,998	$5,992,895	$5,940,352

Common shares outstanding	39,753,033	39,704,921	35,072,066	35,364,845	35,352,866

Common equity ratio (GAAP)	11.39%	11.73%	11.84%	11.69%	11.45%
Tangible common equity ratio (non-GAAP) (4)	8.75	8.96	9.38	9.21	8.93

Regulatory capital ratios (Bancorp):
Leverage ratio	8.99%	9.20%	9.54%	9.39%	9.14%
Common equity Tier 1 risk-based ratio	10.04	9.63	9.95	9.78	9.65
Risk-based Tier 1 capital ratio	10.12	9.71	10.04	9.87	9.74
Risk-based total capital ratio	14.32	12.46	12.95	12.80	12.72

Regulatory capital ratios (Bank):
Leverage ratio	10.12%	10.36%	10.81%	10.68%	10.42%
Common equity Tier 1 risk-based ratio	11.38	10.93	11.37	11.23	11.12
Risk-based Tier 1 capital ratio	11.38	10.93	11.37	11.23	11.12
Risk-based total capital ratio	12.96	12.25	12.63	12.50	12.40

Book value per share (GAAP)	$21.83	$21.50	$20.85	$20.36	$19.78
Tangible book value per share (non-GAAP) (5)	16.28	15.93	16.06	15.60	15.01

Net Loan Charge-Off (Recoveries) Detail
Net loan charge-offs (recoveries) :
Charge-offs	$462	$115	$1,029	$964	$406
Recoveries	(4)	(3)	(22)	(37)	(146)
Net loan charge-offs (recoveries)	$458	$112	$1,007	$927	$260
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.03%	0.01%	0.08%	0.07%	0.02%

Asset Quality
Nonaccrual taxi medallion loans	$23,024	$23,024	$23,431	$25,802	$26,498
Nonaccrual loans (excluding taxi medallion loans)	41,556	39,349	26,050	25,519	23,419
Other real estate owned	-	-	-	907	-
Total nonperforming assets	$64,580	$62,373	$49,481	$52,228	$49,917

Performing troubled debt restructurings	$20,418	$21,293	$21,410	$19,681	$16,332

Allowance for loan losses ("ALLL")	$68,724	$54,169	$38,293	$38,771	$37,698

Loans receivable	$6,363,267	$6,009,310	$5,113,527	$5,110,471	$5,090,492
Less: taxi medallion loans	24,603	24,575	24,977	27,353	28,054
Loans receivable (excluding taxi medallion loans)	$6,338,664	$5,984,735	$5,088,550	$5,083,118	$5,062,438

Loans receivable	$6,363,267	$6,009,310	$5,113,527	$5,110,471	$5,090,492
Less: PPP loans	473,750	-	-	-	-
Loans receivable (PPP loans)	$5,889,517	$6,009,310	$5,113,527	$5,110,471	$5,090,492

Nonaccrual loans (excluding taxi medallion loans) as a % of loans receivable (excluding taxi medallion loans)	0.66%	0.66%	0.51%	0.50%	0.46%
Nonaccrual loans as a % of loans receivable	1.01	1.04	0.97	1.00	0.98
Nonperforming assets as a % of total assets	0.85	0.86	0.80	0.85	0.82
ALLL as a % of loans receivable	1.08	0.90	0.75	0.76	0.74
ALLL as a % of loans receivable (excluding PPP loans)	1.17	0.90	0.75	0.76	0.74
ALLL as a % of nonaccrual loans (excluding taxi medallion loans)	165.4	137.7	147.0	151.9	161.0
ALLL as a % of nonaccrual loans	106.4	86.8	77.4	75.5	75.5

(4) Tangible common equity divided by tangible assets.
(5) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$443,282	$2,531	2.30%	$452,294	$3,095	2.75%	$515,022	$3,941	3.07%
Loans receivable and loans held-for-sale (2) (3) (4)	6,332,503	76,088	4.83	5,956,469	73,220	4.94	5,005,509	63,799	5.11
Federal funds sold and interest-bearing deposits with banks	357,758	79	0.09	148,429	499	1.35	54,619	290	2.13
Restricted investment in bank stock	31,002	442	5.73	27,316	400	5.89	31,936	410	5.15
Total interest-earning assets	7,164,545	79,140	4.44	6,584,508	77,214	4.72	5,607,086	68,440	4.90
Allowance for loan losses	(53,502)			(38,970)			(37,390)
Noninterest-earning assets	573,360			560,489			431,973
Total assets	$7,684,403			$7,106,027			$6,001,669

Interest-bearing liabilities:
Time deposits	1,905,165	9,586	2.02	1,962,714	10,371	2.13	1,551,014	9,366	2.42
Other interest-bearing deposits	2,639,052	4,011	0.61	2,660,755	6,841	1.03	2,183,384	7,230	1.33
Total interest-bearing deposits	4,544,217	13,597	1.20	4,623,469	17,212	1.50	3,734,398	16,596	1.78

Borrowings	798,648	2,235	1.13	477,121	2,352	1.98	603,260	3,870	2.57
Subordinated debentures, net of capitalized costs	141,904	2,021	5.73	128,913	1,834	5.72	128,666	1,845	5.75
Capital lease obligation	2,257	34	6.06	2,303	35	6.11	2,436	37	6.09
Total interest-bearing liabilities	5,487,026	17,887	1.31	5,231,806	21,433	1.65	4,468,760	22,348	2.01

Noninterest-bearing demand deposits	1,277,428			955,358			800,856
Other liabilities	51,153			54,622			37,075
Total noninterest-bearing liabilities	1,328,581			1,009,980			837,931
Stockholders' equity	868,796			864,241			694,978
Total liabilities and stockholders' equity	$7,684,403			$7,106,027			$6,001,669

Net interest income (tax equivalent basis)		61,253			55,781			46,092
Net interest spread (5)			3.13%			3.07%			2.89%

Net interest margin (6)			3.44%			3.41%			3.30%

Tax equivalent adjustment		(463)			(500)			(562)
Net interest income		$60,790			$55,281			$45,530

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.